UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNIVERSAL INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

April 28, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. We will hold the meeting at 9:00 a.m., Central Time, on June 15, 2017 at the Grand Bohemian Hotel, 2655 Lane Park Road, Birmingham, Alabama.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Your vote is very important to us. We encourage you to vote, regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted. There are several methods available to vote your shares, each of which is described in the Proxy Statement and on your proxy card.

We were pleased that our company performed well in 2016, reporting strong top line growth and meaningful underwriting profit despite the impact of Hurricane Matthew, Hurricane Hermine, and the worst first quarter weather in Florida history. This result is a testament to the fundamental strength of our business model, including the benefits that our vertically integrated structure affords us, our focus on maintaining high underwriting standards, our superior claims-handling abilities, and our exceptional catastrophe response team.

Despite the impact of the aforementioned events, which caused substantial industry losses, we delivered a strong return on average equity of 29.4% in 2016, among the highest of all publicly traded property and casualty insurance companies. UVE shares also performed well, growing 26.5% in 2016, strong relative performance compared to major indices such as the S&P 500 or Dow Jones Industrial Average, as well as the S&P Composite 1500 Property and Casualty Insurance Index.

Since February 2013, when our current executive team assumed leadership of our company, our revenues, net income, earnings per share and return on equity have improved dramatically. Over the same period, we have improved our capital and liquidity measures while maintaining our commitment to shareholder value and policyholder service.

I would like to thank you for your continued confidence in our company.

Sincerely,

Sean P. Downes
Chairman and Chief Executive Officer

UNIVERSAL INSURANCE HOLDINGS, INC.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

(954) 958-1200

www.universalinsuranceholdings.com

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Items of Business
Date and Time	Thursday, June 15, 2017 9:00 a.m., Central Time

◾  Election of ten director nominees named in the Proxy Statement to our Board of Directors for a one-year term

◾   Bylaw amendment to adopt majority voting standard for uncontested director elections

◾   Advisory vote on named executive officers’ compensation

◾   Advisory vote on frequency of future advisory votes on named executive officers’ compensation

◾   Re-approval of the material terms of the performance goals set forth in the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan for purposes of the Internal Revenue Code of 1986, as amended

◾   Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2017 fiscal year

◾  Transaction of such other business as may properly come before the meeting or any adjournment thereof

Place	Grand Bohemian Hotel 2655 Lane Park Road Birmingham, Alabama
Record Date	Only shareholders of record at the close of business on April 17, 2017 are entitled to receive notice of, and to vote at, the meeting.

Proxy Voting

Please vote promptly. You can vote your shares via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Donaghy,

Secretary

Fort Lauderdale, Florida

April 28, 2017

PROXY SUMMARY

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company” or “Universal”), of proxies to be voted at the 2017 Annual Meeting of Shareholders, to be held at the Grand Bohemian Hotel, 2655 Lane Park Road, Birmingham, Alabama, on Thursday, June 15, 2017, at 9:00 a.m., Central Time, and at any and all postponements or adjournments thereof, for the items of business set forth in the accompanying Notice of 2017 Annual Meeting of Shareholders. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is included. This Proxy Statement, Notice of 2017 Annual Meeting of Shareholders, accompanying proxy card and Annual Report are first expected to be mailed on April 28, 2017. These materials will also be available at http://www.proxyvote.com.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our proxy materials.

PROXY SUMMARY

Meeting Agenda and Board Vote Recommendations

Item Number	Meeting Agenda Item	Board Vote Recommendation	Page Reference

1	Election of ten directors for a term ending in 2018	FOR EACH NOMINEE	6-8

2	Amending the bylaws to adopt a majority voting standard for the election of directors	FOR	15

3	Approval of the compensation paid to the Company’s named executive officers	FOR	27

4	Conducting future advisory votes on named executive officers’ compensation every three years	FOR EVERY 3 YEARS	27

5	Re-approval of the material terms of the performance goals set forth in the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan for purposes of Section 162(M) of the Code	FOR	28-31

6	Ratification of the Appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017	FOR	32

Company Overview & Business Strategy

Universal is a Fort Lauderdale, Florida-based insurance holding company that operates through a vertically integrated structure and performs all aspects of insurance underwriting, distribution and claims. Universal has two insurance company subsidiaries:

•

Universal Property & Casualty Insurance Company (UPCIC) is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced operations in 13 additional states (North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama and Virginia). UPCIC has also received a Certificate of Authority in West Virginia, New Hampshire, New Jersey, New York and Iowa.

•

American Platinum Property and Casualty Insurance Company (APPCIC) currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million and is licensed to write Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida.

The key tenets of our business strategy include:

•	Increasing our Policies in-Force in Florida through continued profitable organic growth;

•	Increasing our Policies in-Force outside of Florida to grow profitably and diversify revenue and risk;

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	1

PROXY SUMMARY—CONTINUED

•	Focusing on underwriting discipline to generate underwriting profits with quality risk selection and adequate pricing;

•	Maintaining a superior claims organization that provides timely claims handling with focus on service to policyholders;

•	Optimizing our reinsurance program as our risk profile changes;

•	Achieving predictable and stable investment income in any investment climate; and

•	Continuing to provide high quality service through our vertically integrated structure.

Performance Highlights

Key financial achievements for 2016 include:

•

Direct premiums written overall grew by $71.2 million, or 8.1%, to $954.6 million compared to 2015. In Florida, direct premiums written grew by $42.9 million, or 5.3%, to $860.6 million. Outside of Florida, direct premiums written grew by $28.3 million, or 43.0%, to $94.0 million.

•	Net premiums earned grew by $128.4 million, or 25.5%, to $632.4 million compared to 2015.

•	Total revenues increased by $138.7 million, or 25.4%, to $685.3 million compared to 2015.

•	Pre-tax income decreased by $12.1 million, or 6.9%, to $162.9 million. Net income decreased by $7.1 million, or 6.6%, to $99.4 million.
•	Diluted EPS decreased by $0.18, or 6.0%, to $2.79 per common share.

•	Declared and paid dividends per common share of $0.69, including a $0.13 special dividend in December.

•	Repurchased approximately 441 thousand shares in 2016 at an aggregate cost of $8.5 million.

Results for 2016 included $46.1 million of pre-tax losses related to Hurricane Matthew, Hurricane Hermine, and severe first quarter weather events. These losses had an adverse effect on several measures for the 2016 year as compared to 2015 and prior years.

For further details about our 2016 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The following charts demonstrate the achievements of our executive team since Sean P. Downes, Chairman and Chief Executive Officer, and Jon W. Springer, President, Chief Risk Officer, and Director assumed leadership in February 2013.

* Pro-forma equity used as of December 31, 2014

2	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

PROXY SUMMARY—CONTINUED

Key operational achievements and milestones for 2016 include:

•	We wrote our first homeowners policies in Michigan (March), Alabama (June), and Virginia (October).

•	We received Certificates of Authority from New Jersey and New York in March.

•	In April we launched Universal DirectSM, a direct-to-consumer online platform to purchase homeowners insurance, and by year-end the platform was available in all active states.

•	In August, we received approval from the Florida Office of Insurance Regulation to amend the Certificate of Authority for
APPCIC to add Fire, Commercial Muti-Peril, and Other Liability Lines of business in Florida; we wrote our first Commercial Residential policy in December.

•	We completed our 2016-2017 reinsurance program in June, enhancing our level of reinsurance protection while maintaining a similar reinsurance budget as compared to the prior year’s program.

•	We announced the promotions of Jon W. Springer to President and Chief Risk Officer and Stephen J. Donaghy to Chief Operating Officer in March.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	3

PROXY SUMMARY—CONTINUED

Director Nominees

We strive to maintain a committed, engaged board with the diverse, independent skill set demanded by its oversight role. Since our new management team took charge in 2013, our Board of Directors has undergone a significant expansion with the appointment of six new Board members. These include a retired major insurance company executive, a former major reinsurance company executive, a current private company CFO who was formerly CFO of a public company, a highly regarded trial attorney in Florida, Universal’s President and Chief Risk Officer, and Universal’s Chief Information Officer and Chief Administrative Officer.

				Committee Membership
Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment
Sean P. Downes (Chairman and CEO)	47	2005	Chairman and Chief Executive Officer, Universal Insurance Holdings, Inc.				X
Scott P. Callahan	63	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	X			X
Kimberly D. Cooper	39	2017	Chief Information Officer and Chief Administration Officer, Universal Insurance Holdings, Inc.
Darryl L. Lewis	52	2013	Trial Attorney with Searcy Denney Scarola Barnhart & Shipley, P.A.	Chair		X
Ralph J. Palmieri	70	2014	Retired Insurance Company Executive from The Hartford Insurance Group				Chair
Richard D. Peterson	49	2014	Chief Financial Officer of Sienna Biopharmaceuticals, Inc.; Formerly CFO of Novan, Inc.		X	Chair
Michael A. Pietrangelo (Lead Independent Director)	74	2010	Lawyer with Pietrangelo Cook, PLC	X	Chair
Ozzie A. Schindler	48	2007	Lawyer with Greenberg Traurig LLP			X
Jon W. Springer	47	2013	President and Chief Risk Officer, Universal Insurance Holdings, Inc.				X
Joel M. Wilentz, M.D.	82	1997	Founding Member of Dermatology Associates and the Centers for Cosmetic Enhancement in Florida	X	X

Denotes Board members added since 2013.

Governance Highlights

•	Seven of our ten director nominees are independent.

•	We have added six new directors to the Board since 2013.

•

Our independent directors elect our lead independent director, who chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•

We have four Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee, with each committee except the Investment Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate anonymously any concerns to our independent directors.

•	The Board routinely focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of its performance.

4	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

PROXY SUMMARY—CONTINUED

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation. Our directors, executive officers and senior accounting and finance personnel may not hedge or short shares of common stock, engage in options trading, trade on margin or pledge shares of common stock as collateral.

Bylaw Amendment to Adopt Majority Voting

We are asking shareholders to approve an amendment to our bylaws to adopt a majority voting standard for directors in uncontested elections. If approved, in subsequent years, directors who fail to receive more “for” votes than “against” votes will be required to tender their resignations from the Board, which the Board will then determine whether to accept.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	5

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The Board is responsible for overseeing management and providing sound governance on behalf of our shareholders. The Board selects our executive officers, delegates responsibilities for the conduct of day-to-day operations to such officers and monitors the performance of our officers.

Board Membership Criteria and Nominations

In selecting candidates for director, the Board looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

The Board maintains no formal policy regarding Board membership diversity. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience and leadership performance.

The Board has not adopted a formal policy with regard to the consideration of any director nominees recommended by shareholders. However, while the Board and Nominating and Governance Committee generally believe they are best situated to know the Company’s needs and identify candidates with appropriate industry and related expertise, they will carefully consider director nominees recommended by shareholders.

Director Nominees

The current directors of the Company are as follows, each of whom is also a director nominee:

Name	Age	Position	Date of Joining the Board
Scott P. Callahan	63	Director	2013
Kimberly D. Cooper	39	Director, Chief Information Officer and Chief Administrative Officer	2017
Sean P. Downes	47	Chairman and Chief Executive Officer	2005
Darryl L. Lewis	52	Director	2013
Ralph J. Palmieri	70	Director	2014
Richard D. Peterson	49	Director	2014
Michael A. Pietrangelo	74	Director	2010
Ozzie A. Schindler	48	Director	2007
Jon W. Springer	47	Director, President and Chief Risk Officer	2013
Joel M. Wilentz, M.D.	82	Director	1997

Scott P. Callahan became a director of the Company in 2013. Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors LLC, a consulting firm specializing in reinsurance matters. Until 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company since

2002. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. His broad knowledge of the reinsurance industry allows Mr. Callahan to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

6	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

Kimberly D. Cooper became a director of the Company in 2017. Ms. Cooper joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Cooper spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and ensure ongoing compliance with regulatory requirements. Ms. Cooper has significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Sean P. Downes became Chairman and Chief Executive Officer of the Company in 2013. Mr. Downes also served as President of the Company from 2013 to March 10, 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of Universal Property & Casualty Insurance Company (“UPCIC”), a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Universal Adjusting Corporation, a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings a broad understanding of the strategic priorities and operational demands facing the Company.

Darryl L. Lewis became a director of the Company in 2013. Mr. Lewis is an established trial attorney in Florida and throughout the southeast region of the United States. Mr. Lewis has been a shareholder with the law firm of Searcy Denney Scarola Barnhart & Shipley, P.A. since 2003. Mr. Lewis was named in the Best Lawyers in America publication in connection with his litigation practice and in the South Florida Legal Guide as one of Florida’s top trial lawyers. Mr. Lewis’s extensive knowledge of the Florida business and legal markets makes him a valuable member of the Board.

Ralph J. Palmieri became a director of the Company in 2014. Mr. Palmieri has more than 40 years of experience in the insurance and reinsurance industries. Mr. Palmieri served in various capacities with The Hartford Insurance Group and its subsidiaries from 1976 until his retirement in 2007, including Senior Vice President, Specialty Lines, for The Hartford and President and Chief Operating Officer of The Hartford’s surplus lines subsidiary, First State Management Group (formerly known as Cameron and Colby Co.), from 1988 to 2007. Mr. Palmieri brings an acute understanding of the insurance and reinsurance industries and executive leadership experience to the Board.

Richard D. Peterson became a director of the Company in 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Mr. Peterson is currently the Chief Financial Officer of Sienna Biopharmaceuticals, Inc., a privately held pharmaceutical company he joined in 2017. From 2015 to 2017, Mr. Peterson served as Chief Financial Officer of Novan, Inc., a public pharmaceutical company. Mr. Peterson served as Executive Vice President, Chief Financial Officer and Treasurer of Medicis Pharmaceutical Corporation from 1995 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company in 2010. Since 1998, Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Cook, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014, and he currently serves on the board of directors of the American Parkinson Disease Association, a not-for-profit organization focused on serving the Parkinson’s community. Mr. Pietrangelo also serves as the managing partner of The Theraplex Company, LLC, a privately held skin care company. He has valuable experience in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013. Mr. Springer became President and Chief Risk Officer of the Company as of March 10, 2016. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Universal Risk Advisors, Inc., a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Universal Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer has extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

Joel M. Wilentz, M.D. became a director of the Company in 1997. Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970, and of the Centers for Cosmetic Enhancement in Florida. Dr. Wilentz is, at present, a member of the Board of Governors of Nova Southeastern University. Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional and regulatory environment allow him to provide independent guidance to the Board on a wide variety of general corporate and strategic matters.

Each nominee elected as a director at the 2017 Annual Meeting of Shareholders is elected to serve until the 2018 Annual Meeting of Shareholders or the election and qualification of his successor.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	7

CORPORATE GOVERNANCE—CONTINUED

ITEM 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated incumbent directors Scott P. Callahan, Kimberly D. Cooper, Sean P. Downes, Darryl L. Lewis, Ralph J. Palmieri, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D. for election to the Board to serve as directors until the 2018 Annual Meeting or until each nominee’s successor is duly elected and qualified. The Board has fixed the number of director seats on the Board at ten.

The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

The ten nominees for election as directors who receive the greatest number of affirmative “For” votes of the shares of common stock and preferred stock will be elected as directors. If elected, each nominee is expected to serve until the 2018 Annual Meeting or until his or her successor is duly elected and qualified.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR ELECTION AS DIRECTORS.

Corporate Governance Framework

The Board’s leadership structure is designed to ensure that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence and corporate responsibility and to promote achievement of our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the

Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), our risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct and the charters of each Board committee are available at www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters and practices to ensure that they are appropriate and reflect desired standards of corporate governance.

8	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

Governance Highlights

The following chart highlights our corporate governance practices and principles.

Board Independence	•	Seven of our ten director nominees are independent.
	•	Messrs. Downes and Springer and Ms. Cooper are the only members of management who serve as directors.
Board Composition	•	The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.
	•	We have added six new directors to the Board since 2013.
Lead Independent Director	•	Our independent directors elect our lead independent director.
•

Our lead independent director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees	•	We have four Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee.
	•	Our Compensation Committee, Audit Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.
	•	Chairs of the Board committees shape the agenda and information presented to their committees.
Board Oversight of Risk Management	•	The Board seeks to assure that material risks are identified and managed appropriately, and the Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management.
	•	Our Audit Committee oversees the integrity of our financial reporting process, financial statements and related legal and regulatory compliance.
	•	Our Compensation Committee considers risk in connection with its design of the compensation program for our executives.
	•	Our Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.
	•	Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy.
Accountability	•	Our directors are elected annually.
	•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate anonymously any concerns to our independent directors.
Open Communications	•	Our committees report to the Board regularly.
	•	The Board promotes open and frank discussions with management.
	•	Our directors have free access to members of management and other employees on a confidential basis and are authorized to hire outside consultants or experts at the Company’s expense.
Director Education	•	The Board routinely focuses on continuing director education for all directors and Board orientation for new directors.
Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.
Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.
Director Stock Ownership	•	Within two years of joining the Board, each director is expected to hold shares of common stock having a value of at least $25,000.
Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation.
•

Our directors, executive officers and senior accounting and finance personnel may not hedge or short shares of common stock, engage in options trading, trade on margin or pledge shares of common stock as collateral.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	9

CORPORATE GOVERNANCE—CONTINUED

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held five meetings during 2016. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All 2016 nominees were present at the 2016 Annual Meeting. All of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2016.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company at any particular time. Our bylaws provide that the roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and Chief Executive Officer of the Company are currently held by the same person, Sean P. Downes. The Board believes that our shareholders are best served at this time by having Mr. Downes fill both positions. Mr. Downes’s tenure and experience with the Company make him most familiar with the business and challenges the Company faces in the current business environment. His experience and expertise make him the most appropriate person to set agendas for, and lead discussions of, strategic matters affecting our business at this time. Moreover, this structure enables Mr. Downes to act as a bridge between management and the Board and helps to promote unified leadership and direction. The Board believes this structure, together with a strong lead independent director, currently provides appropriate leadership for the Company and facilitates effective communications between the Board and management. Our Chairman is appointed annually by all the directors. The Chairman’s responsibilities include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.

Independence of Our Directors

SEC and NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors, other than Messrs. Downes and Springer and Ms. Cooper, is an “independent director,” as such term is defined by SEC and NYSE rules. Mr. Ralph Palmieri was first appointed to the Board in 2014. Mr. Palmieri’s son, Matthew J. Palmieri, is employed as President of Blue Atlantic, a wholly-owned subsidiary of the Company, and has been with the Company since June 2006. Matthew Palmieri is not an executive officer of the Company. Accordingly, the Board has determined that Mr. Ralph Palmieri is an “independent director” under applicable SEC and NYSE rules. See “Certain Relationships and Related-Party Transactions” for additional details regarding Matthew Palmieri’s employment with Blue Atlantic.

Lead Independent Director; Meetings of Independent Directors

Our independent directors chose Michael A. Pietrangelo to serve as the lead independent director in 2014, and Mr. Pietrangelo continues to serve in this role. Our independent directors met two times in executive session in 2016. Our lead independent director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our lead independent director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.

Board and Committee Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Risk management and key risks identified by management are overseen by the Board and its committees. These include material operational, financial, compensation and compliance risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by annually reviewing the composition of the Board and its committees, including with regard to director independence, by assessing the adequacy of our corporate governance policies and procedures and by making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures. The Investment Committee considers risks related to the investment of the Company’s securities portfolio and reviews the performance of the portfolio, compliance with applicable state investment codes and regulations and adherence to the Company’s investment strategy.

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CORPORATE GOVERNANCE—CONTINUED

Code of Business Conduct and Ethics

Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action if allegations are proven true. The Code of Conduct is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate.

Governance Guidelines

Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.

Shareholder Communications

We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Stephen J. Donaghy, at 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters, throughout the year. For the 2016 compensation pay period, our actions included engaging directly with key shareholders to define compensation issues and discuss our intended responses and to work closely with the Compensation Committee’s compensation consultant to modify our executive compensation program to address those issues, including to more strongly align pay and performance. Management discusses shareholder feedback with the Board and appropriate committees. The Board and committees considered this feedback in reviewing the Company’s governance and executive compensation practices and redesigning our executive compensation program in 2016. See “Compensation Discussion and Analysis” in this Proxy Statement.

Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding at committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

The following table sets forth the current committee membership, chairpersons and “audit committee financial experts” for our Company:

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Audit Committee Financial Expert
Scott P. Callahan	I	Member	Member
Kimberly D. Cooper
Sean P. Downes	C		Member
Darryl L. Lewis	I	Chairperson			Member
Ralph J. Palmieri	I		Chairperson
Richard D. Peterson	I			Member	Chairperson	Expert
Michael A. Pietrangelo	I, LD	Member		Chairperson
Ozzie A. Schindler	I				Member	Expert
Jon W. Springer			Member
Joel M. Wilentz, M.D.	I	Member		Member
Number of Committee Meetings during 2016		3	4	7	6

I - Independent director; C - Chairman of the Board; LD - Lead Director

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CORPORATE GOVERNANCE—CONTINUED

Audit Committee

The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the 2009 Omnibus Incentive Plan, as amended from time to time (“Omnibus Plan”), and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.

Nominating and Governance Committee

The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.

Investment Committee

The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; compliance with legal and regulatory requirements pertaining to investment and capital management and assessing the competence and performance of the Company’s third-party investment advisers. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisers.

The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com. The Investment Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee Interlocks and Insider Participation

Richard D. Peterson, Michael A. Pietrangelo and Joel M. Wilentz, M.D. served as members of the Compensation Committee during 2016. There are no Compensation Committee interlocks, meaning that none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity for which any of our directors served as an executive officer at any time during 2016.

No compensation committee member is or was an employee or officer of the Company or has any relationship with the Company requiring disclosure as a related party transaction.

Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the Chairs of our four Board committees each receive an additional annual cash retainer of $15,000. The independent directors are also entitled to receive discretionary grants of non-qualified stock options under our Omnibus Plan; in 2016, the independent directors other than Mr. Callahan received a stock option grant to purchase 20,000 shares, and Mr. Callahan received a stock option grant to purchase 30,000 shares.

Messrs. Downes and Springer and Ms. Cooper do not receive compensation for their Board service.

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CORPORATE GOVERNANCE—CONTINUED

Director Summary Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2016.

Name	Fees Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Scott P. Callahan	$85,000	$170,808	$255,808
Darryl L. Lewis	$100,000	$113,872	$213,872
Ralph J. Palmieri	$100,000	$113,872	$213,872
Richard D. Peterson	$100,000	$113,872	$213,872
Michael A. Pietrangelo	$100,000	$113,872	$213,872
Ozzie A. Schindler	$85,000	$113,872	$198,872
Joel M. Wilentz, M.D.	$85,000	$113,872	$198,872

[1]	The grant date fair value of an option was $5.69.

Stock Ownership Guidelines; No Hedging or Pledging Shares

We believe that our directors should be personally invested in the Company alongside our shareholders. It is expected that, within two years of joining the Board, each independent director will own shares of our common stock having a value of at least $25,000. Additionally, our independent directors may not hedge or short shares of common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of Forms 3, 4 and 5 provided to us and written representations by the Reporting Persons, we believe that, for the year ended December 31, 2016, all of the Reporting Persons timely filed their Section 16 reports.

Executive Officers

Our executive officers are elected annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Sean P. Downes	47	Chairman and Chief Executive Officer
Jon W. Springer	47	President, Chief Risk Officer and Director
Stephen J. Donaghy	52	Chief Operating Officer and Secretary
Frank C. Wilcox	51	Chief Financial Officer
Kimberly D. Cooper	39	Chief Administrative Officer, Chief Information Officer and Director

Our executive officers are collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.” Biographical information about our Named Executive Officers is as follows.

Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”

Jon W. Springer. For biographical information on Jon W. Springer, see “Director Nominees.”

Stephen J. Donaghy became the Chief Operating Officer of the Company as of March 10, 2016, and Secretary in February 2013. He also served as our Chief Marketing Officer from January 2015 to March 2016, Chief Administrative Officer from February 2013 to June 2015, Chief Information Officer from 2009 to February 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer.

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CORPORATE GOVERNANCE—CONTINUED

Frank C. Wilcox became Chief Financial Officer and Principal Accounting Officer of the Company and Chief Financial Officer of the Company’s wholly-owned insurance subsidiaries in 2013. Prior to becoming Chief Financial Officer, Mr. Wilcox served as the Company’s Vice President – Finance since 2011. Prior to joining the Company, Mr. Wilcox was Director of Consolidation and SEC Reporting at Burger King Corporation from 2006 to 2011. From 2000 to 2006, he held various positions at BankUnited, including Senior

Vice President and Controller. Earlier in his career, Mr. Wilcox served in various capacities within the financial services industry and gained significant experience with public company reporting and compliance matters, including acting as an auditor at a large public accounting firm. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.

Kimberly D. Cooper. For biographical information on Kimberly D. Cooper, see “Director Nominees.”

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CORPORATE GOVERNANCE—CONTINUED

ITEM 2: BYLAW AMENDMENT TO ADOPT MAJORITY VOTING

At the 2016 Annual Meeting of Shareholders, 87.6% of the shares voted at the meeting (not including abstentions or broker non-votes) approved the following resolution submitted by the California State Teachers’ Retirement System:

“BE IT RESOLVED:

That the shareholders of Universal Insurance Holdings. Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

The Nominating and Governance Committee and the Board have carefully considered the outcome of this vote and have determined to recommend that shareholders amend the bylaws to adopt majority voting, consistent with the terms of the 2016 shareholder resolution.

Below in its entirety appears the text of a revised Section 10 of Article II of the bylaws as recommended by the Nominating and Governance Committee and Board for consideration and approval by shareholders. Subsections 10(a) and 10(b) restate the existing text of Section 10, and subsections 10(c), (d) and (e) implement majority voting in uncontested director elections:

“(a) Except as otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

(b) Except as provided below, all actions by stockholders shall be authorized by a majority of the votes cast unless a greater vote is required by the laws of Delaware. A stockholder may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedures established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 10 may be substituted or used in lieu of the original writing or the transmission.

“(c) A nominee for director shall be elected by the affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. In an election of directors, a majority of the votes cast means that the number of votes cast

“for” a nominee must exceed 50% of the votes cast with respect to such nominee (excluding abstentions). If an incumbent director is not re-elected, the director shall promptly tender his or her resignation to the Board of Directors. If the director fails to promptly tender his or her resignation, he or she shall be deemed to have tendered such resignation upon the tenth (10th) day following the certification of the election results. The Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors shall act on the resignation taking into account the recommendation of the Nominating and Governance Committee and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board of Directors that concern such resignation.

(d) If an incumbent director’s resignation is accepted by the Board of Directors pursuant to this Section 10, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may decrease the size of the Board of Directors pursuant to the provisions of Article Three, Section 1 of these Bylaws.

(e) If a majority of the members of the Nominating and Governance Committee are required to tender their resignations as described above, the directors whom the Board of Directors has affirmatively determined to be independent in accordance with applicable stock exchange listing standards and who were not required to tender their resignations shall appoint a special committee of the Board of Directors to consider the tendered resignations and whether to accept or reject them. If all eligible independent directors described immediately above are required to tender their resignations in accordance with this Section 10, the Board of Directors shall consider each tendered resignation without the participation of the director whose resignation is under consideration, and determine to accept or reject the resignation.”

In the event a majority of the shares present at the meeting vote to amend the bylaws to adopt majority voting for the election of directors, the bylaws will be so amended, effective as of June 19, 2017, pursuant to the power of shareholders to amend the bylaws in Section 109 of the Delaware General Corporation Law.

THE BOARD RECOMMENDS A VOTE FOR AMENDING THE BYLAWS TO ADOPT A MAJORITY VOTING STANDARD FOR THE ELECTION OF DIRECTORS.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that the compensation provided to the Named Executive Officers for 2016 is aligned with our pay-for-performance philosophy and our overall business performance as evidenced by the key financial and operational milestones presented on pages 2-3 of this document.

2016 Named Executive Officers

Name	Age	Position
Sean P. Downes	47	Chairman and Chief Executive Officer
Jon W. Springer	47	President, Chief Risk Officer and Director
Stephen J. Donaghy	52	Chief Operating Officer and Secretary
Frank C. Wilcox	51	Chief Financial Officer
Kimberly D. Cooper	39	Chief Administrative Officer, Chief Information Officer and Director

This Compensation Discussion and Analysis (the “CD&A”) provides an overview of the Company’s executive compensation program and executive compensation philosophies and objectives. The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally.

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executive officers who will drive Company growth and profitability;

•	increase long-term value for shareholders;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	individual employee performance;

•	the Company’s executive retention needs;

•	the recommendations of the Chief Executive Officer;

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of the Compensation Committee’s independent compensation consultant and outside legal counsel.

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EXECUTIVE COMPENSATION—CONTINUED

Recent Changes to Named Executive Officers Compensation Program

Our Compensation Committee has been focused on ensuring the evolution of our executive compensation program in order to appropriately respond to the unprecedented success realized since our current leadership team began in 2013.

The most recent changes to our Named Executive Officers’ compensation program included the following structural changes, based on feedback we received from our shareholders:

What We Heard		What We Did
-	Base salary increases should not be automatic	-	Fixed base salary over a 3-year term
-	Annual bonuses should have a performance threshold, so that performance below a certain threshold results in no bonus payout	-	Introduced performance threshold to Performance-Based Cash Incentive
-	Greater percentage of compensation should be performance-based	-	Introduded PSU performance threshold, and based PSU award on dollar value, not share count
		-	Stock option awards represent a greater percentage of total compensation. Stock options provide value only if stock price appreciates over the grant date value
-	Incorporate performance conditions into equity awards. Annual bonus metrics could be more specifically tailored to the Company’s business and better reflect the Company’s goals.	-	Introduced PSUs performance threshold tied to disclosed strategic goals (increasing aggregate in-force rate adequate premiums from states other than Florida)

The overall impact of these recent changes led to a reduction in total compensation for Mr. Downes from $25,032,334 in 2015 to $16,336,223 in 2016, a reduction of $8,696,111 or 34.7%.

Sean P. Downes Total Compensation 2016 vs. 2015

For further details regarding the evolution of our compensation program, see the “History of Compensation Program Evolution” discussion below.

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EXECUTIVE COMPENSATION—CONTINUED

History of Compensation Program Evolution

2013: Introduction of New Leadership Team

In February 2013, when we appointed a new leadership team from within our Company – namely, Messrs. Downes, Springer and Donaghy – we entered into new employment agreements with each of them that largely replicated the employment agreements in place with the out-going leadership team. Mr. Downes’s agreement expired on December 31, 2015. At the end of 2014, we renewed Mr. Springer’s and Mr. Donaghy’s agreements for one more year, until December 31, 2015, to give management and the Compensation Committee time to formulate a revised compensation program for all three of these Named Executive Officers.

2015: Evaluate Existing Agreements and Conduct Robust Shareholder Outreach

During 2015 and the early part of 2016, the Compensation Committee negotiated new employment agreements with each of these Named Executive Officers as well as with Mr. Wilcox, who became our Chief Financial Officer in October 2013, and whose employment agreement expired in October 2015, including re-evaluating each of the components of the total compensation payable to the Company’s senior management. In so doing, both senior management and the Compensation Committee were mindful of the fact that the prior employment agreements, which largely tracked the design used by the prior leadership team, were not adequately structured to anticipate the strong success realized by the current leadership team’s entrepreneurial approach. Management and the Committee were also focused on the results of the shareholder vote on the Company’s say-on-pay proposal at our 2014 Annual Meeting, at which 50.2% of the shares cast approved the compensation paid to our Named Executive Officers and, conversely, at which almost half of the shares cast did not approve of our pay program. We recognize and appreciate the fundamental interest that our shareholders have in the compensation of our executive officers and attempted in the new employment agreements to achieve a greater alignment between shareholder value creation and executive pay in the context of our historical compensation levels and practices.

In 2015, the Compensation Committee retained Pay Governance LLC, an independent compensation consultant, to advise the Compensation Committee on the Company’s compensation program for senior management. Pay Governance LLC reported directly to the Compensation Committee and has no other relationships with the Company and provides no other services to the Company. The Compensation Committee worked with Pay Governance LLC to review various alternatives for pay design and discussed these compensation alternatives with the Company’s senior management as well as with the Compensation Committee’s outside legal counsel. The Compensation Committee considered market data on compensation programs and pay levels at other companies, but did not set pay levels for 2016 or for future years based on pay levels at competitors or based on any identified peer group of companies. In addition, at the Compensation Committee’s request, management conducted a robust shareholder outreach program, engaging with institutional shareholders holding approximately 40% of our outstanding common stock, as of December 31, 2015, on executive compensation issues.

2016: New Employment Agreements Revised to Reflect Strong Success Realized by New Leadership Team and Respond to Shareholder Feedback

On January 12, 2016, the Company entered into a new three-year employment agreement with Mr. Downes and new two-year employment agreements with Messrs. Springer, Donaghy, and Wilcox (the “2016 Employment Agreements”). The agreements were reviewed on multiple occasions by the independent directors and were approved by the Board (Messrs. Downes and Springer abstaining) upon the recommendation of the Compensation Committee. In consultation with its independent compensation consultant and outside legal counsel, the Compensation Committee considered a range of factors in developing and finalizing the employment agreements, including:

•	the feedback the Company solicited from its institutional investors regarding the prior employment agreements between the Company and the executives,

•	the proposals from management regarding the terms of the 2016 Employment Agreements and management’s reactions to various alternative pay structures suggested by Pay Governance LLC,

•	the Company’s financial performance,

•	total shareholder return and operational and organizational accomplishments since this executive team assumed leadership in February 2013,

•	the importance to the Company of continuing to retain each of Messrs. Downes and Springer,

•	the historical pay levels awarded to the leadership team,

•	the compensation levels requested by Messrs. Downes and Springer in the course of negotiation of the 2016 Employment Agreements and

•

the leadership team’s commitment to the Company’s strategic initiatives and anticipated further successes. Within the context of the negotiations of the 2016 Employment Agreements, the Compensation Committee endeavored to tie the compensation of Messrs. Downes and Springer more closely to the achievement of performance goals.

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EXECUTIVE COMPENSATION—CONTINUED

2016 Compensation Components

Other than for Ms. Cooper, who does not have an employment agreement, the compensation for the Named Executive Officers in 2016 was determined by the terms of the 2016 Employment Agreements in place for each such officer as well as by the

Compensation Committee’s discretionary decisions to grant certain equity awards to the Named Executive Officers. The following table outlines the major elements of compensation in 2016 for our Named Executive Officers and how each supports our compensation philosophy.

Elements of Compensation		Description	Purpose

Short-Term Compensation	Base Salary	Fixed annual compensation.	To attract and retain talent.
	Performance-Based Cash Incentive	An annual opportunity with actual payouts measured as a percentage of pre-tax income or net income of the Company for Messers. Downes, Springer and Donaghy and based on a qualitative assessment of performance for Mr. Wilcox and Ms. Cooper.	To (i) focus management on key financial and performance objectives important to shareholders over the year and (ii) reinforce the importance of pre-established strategic accomplishments and objectives.

Equity Incentive Compensation	Performance share units	Performance share units (“PSUs”) focus recipients on achieving the performance target established by the Compensation Committee; if the performance target is not met, the PSUs do not vest.	For both PSUs and stock options, (i) to retain executives with long-term wealth accumulation opportunities, (ii) to motivate them to drive Company performance, and (iii) to align the long-term interests of our shareholders and our executives.

	Stock options	Stock options give the holder the right to purchase shares of common stock at a specified exercise price.

Base Salary

For Messrs. Downes, Springer, Donaghy and Wilcox, base salaries were established in their 2016 Employment Agreements. Messrs. Downes’s and Springer’s base salaries will not be increased or decreased during the term of their 2016 Employment Agreements. Base salaries for Messrs. Donaghy and Wilcox and Ms. Cooper may be adjusted by the Compensation Committee at its discretion. In general, base salaries for our NEOs depend on a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions.

Annual Incentive Compensation

Pursuant to their 2016 Employment Agreements, Messrs. Downes and Springer are entitled to receive an annual incentive award only if the Company’s pre-tax income before the calculation of annual incentive awards paid to Messrs. Downes, Springer and Donaghy (as calculated, the “Compensation Pre-Tax Income”) exceeds $79 million for 2016. If this threshold is met, for Mr. Downes, his annual incentive will equal 3% of Compensation Pre-Tax Income if it is less than or equal to $125 million, or 4% of Compensation Pre-Tax Income if it is greater than $125 million. For Mr. Springer, his annual incentive will equal 1.875% of Compensation Pre-Tax Income if it is less than or equal to $125 million, or 2.5% if it is greater than $125 million. Under his 2016 Employment Agreement, Mr. Donaghy is entitled to an annual incentive award equal to 1.5% of the Company’s net income, which includes the effects of Messrs. Downes’s and Springer’s annual incentive awards and estimated tax payments using the Company’s statutory rate, but not Mr. Donaghy’s annual incentive award (as calculated, the “Compensation Net Income”). Compensation Pre-Tax Income and Compensation Net Income are

used to determine annual incentive compensation for these individuals because management must focus on these performance measures to manage and operate the Company profitably and to grow the Company’s business. This approach to annual incentives recognizes the central roles of Messrs. Downes, Springer and Donaghy within the Company. In each case, these awards will be subject to the maximum shareholder-approved amount for an annual incentive award under the Omnibus Plan.

For 2016, the Company’s Compensation Pre-Tax Income was $175.8 million and Compensation Net Income was $100.9 million. The Compensation Committee therefore approved annual incentive awards for 2016 of $7,033,024 for Mr. Downes, $4,395,640 for Mr. Springer and $1,514,096 for Mr. Donaghy.

Mr. Wilcox and Ms. Cooper were not subject to a formulaic annual compensation program in 2016. Based on the recommendation of Mr. Downes, the Compensation Committee awarded discretionary bonuses in the amounts of $250,000 for Mr. Wilcox and $75,000 for Ms. Cooper. Mr. Downes’s recommendation to the Compensation Committee for such discretionary bonuses was based primarily on Mr. Wilcox’s leadership in strengthening the Company’s finance and accounting functions and Ms. Cooper’s leadership in strengthening the Company’s IT functions. In approving the bonus for Mr. Wilcox, the Compensation Committee also took into account input from Mr. Peterson, the Chair of the Audit Committee.

Equity Incentive Compensation

Pursuant to their 2016 Employment Agreements, Messrs. Downes and Springer each received grants of performance share units (“PSUs”) and stock options in 2016. The PSUs are subject to both

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	19

EXECUTIVE COMPENSATION—CONTINUED

performance vesting and time vesting conditions. For each annual period, the Compensation Committee establishes a performance objective that is set at a target level intended to be challenging yet attainable. No portion of a PSU award shall be earned, and the entire amount will be forfeited, if the target level is not met. In the event the target level is met at the end of the year, two-thirds of the PSU grant will be vested, and the remaining one-third will vest ratably over the following two years. The unvested PSUs will be entitled to receive dividend equivalents, which amounts will be subject to the same time-vesting conditions as the PSUs.

For 2016, the performance objective and target level was to increase the aggregate amount of in-force rate adequate premiums from states other than Florida by at least 30% as compared to 2015. The Company met and exceeded this target level, increasing in-force rate adequate premiums from states other than Florida by 42% as compared to 2015. Growth in non-Florida premiums is used to incentivize Messrs. Downes and Springer to execute on the Company’s strategy to increase the Company’s policies in-force outside of Florida in order to grow profitability and diversify revenue and risk.

Under their 2016 Employment Agreements, Messrs. Downes and Springer are entitled to receive PSUs with an annual grant date target value of $3 million and $1 million, respectively (the number of PSUs is based on the applicable dollar value divided by the closing sale price of the Company’s common stock on the date of grant) and stock options with a grant date fair value of $4.4 million and $1.5 million, respectively, as calculated in accordance with the Black-Scholes pricing model used by the Company for financial accounting purposes. The stock options vest ratably over a three-year period.

In general, the Company uses grants of stock options to focus executives on delivering long-term value to shareholders because options have value only to the extent that the price of Company stock on the date of exercise exceeds the stock price on the grant date, as well as to retain executives. The Company did not grant equity awards to the other NEOs in 2016.

Perquisites and Other Benefits

In 2016, the Company provided the following benefits to each of Messrs. Downes, Springer and Donaghy: (1) executive-only Company-paid medical and dental and disability insurance premiums; (2) annual automobile allowance; and (3) executive-only Company-paid premiums for each executive’s term life insurance policy with a death benefit in the amount of $1 million. Ms. Cooper also received an annual automobile allowance. Mr. Wilcox did not receive any perquisites or other benefits.

Other than as discussed herein, our Named Executive Officers participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. In addition, the Company believes that executives should be able to provide for their retirement needs from the total annual compensation and thus the Company does not provide its Named Executive Officers with any tax-qualified or nonqualified defined benefit pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Compensation Clawback Policy

Our clawback policy is designed to mitigate risk in connection with executive compensation. The clawback policy seeks to recover certain compensation awarded under our Omnibus Plan. Specifically, the clawback policy provides that if the Board determines that:

•

we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether or not such noncompliance is the result of misconduct, and

•

the prior determination of the level of achievement of any performance goal used under the Omnibus Plan is materially incorrect and that such determination caused the award of cash or shares in an amount greater than what should have been paid or delivered had such determination been correct, then the employee must reimburse the Company for the amount of overpayment with respect to an award under the Omnibus Plan, as well as to the extent required by and otherwise in accordance with applicable law and our polices as may be adopted from time to time.

No Hedging or Pledging Shares

Our executive officers and senior accounting and finance personnel may not hedge or short shares of common stock, engage in options trading, trade on margin or pledge shares of common stock as collateral.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), potentially limits the tax deduction for United States income tax purposes for compensation paid to certain of the Named Executive Officers (other than the Chief Financial Officer) that exceeds $1 million for any year. Compensation that qualifies as “performance-based” is not subject to this $1 million limit. The Compensation Committee may structure some elements of compensation for the Named Executive Officers in a manner intended to qualify as “performance-based” under Section 162(m) of the Code. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) of the Code when necessary to enable the Company to continue to attract, retain and motivate highly qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

Compensation Risk Assessment

Our executive compensation program is intended to address, among other things, whether the program pays our executives for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•	annual incentive awards are tied to pre-tax income and net income, rather than sales or revenue targets, which could encourage the production of unprofitable business;

•

a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our clawback policy provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

20	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

2016 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the Company’s last three years.

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation (4)		Total
Sean P. Downes, Chairman and CEO	2016 2015 2014	$ $ $	2,306,456 2,278,015 2,154,912		— — —	$ $ $	3,000,002 13,240,000 6,440,000	$ $	3,939,027 1,939,795 —	$ $ $	7,033,024 7,504,396 5,457,621	$ $ $	57,714 70,128 80,591	$ $ $	16,336,223 25,032,334 14,133,124
Jon W. Springer, President, Chief Risk Officer and Director	2016 2015 2014	$ $ $	1,392,187 1,337,416 1,337,139		— — —	$ $ $	1,000,008 1,811,250 3,220,000		$1,906,035 — —	$ $ $	4,395,640 4,721,498 3,442,263	$ $ $	27,359 35,388 36,703	$ $ $	8,721,229 7,905,552 8,036,105
Stephen J. Donaghy, Chief Operating Officer	2016 2015 2014	$ $ $	835,313 802,514 802,284		— — —	$ $	— 966,000 2,576,000		— — —	$ $ $	1,514,096 1,610,902 1,186,645	$ $ $	59,141 55,538 50,018	$ $ $	2,408,550 3,434,954 4,614,947
Frank C. Wilcox, Chief Financial Officer	2016 2015 2014	$ $ $	393,462 350,000 350,000	$ $ $	250,000 200,000 150,000		— — —	$	— 143,338 —		— — —	$ $ $	13,250 13,250 13,000	$ $ $	656,712 706,588 513,000
Kimberly D. Cooper, Chief Admin. Officer, Chief Information Officer and Director	2016 2015	$ $	207,692 196,923	$ $	75,000 50,000		— —	$	— 143,338		— —	$ $	30,534 26,309	$ $	313,226 416,570

(1)	The amounts reported in this column for 2016 represent the aggregate grant date fair value of the PSUs granted to Messrs. Downes and Springer pursuant to their 2016 Employment Agreements. Grant date fair value, which is the closing price of our stock on the date of grant, is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions.

(2)	The amounts reported in this column for 2016 represent the aggregate grant date fair value of the stock option awards granted to Messrs. Downes and Springer pursuant to their 2016 Employment Agreements and as a signing bonus for entering into their agreements. The amounts disclosed for option awards represent the grant date fair value computed in accordance with FASB ASC Topic 718, which was $6.06, and are estimated using a Black-Scholes option-pricing model utilizing the following assumptions on a weighted average basis: weighted-average volatility, 45.2%; dividend yield, 3.4%; weighted-average risk free interest rate, 1.4%; and expected term in years, 5.44. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts reported in this column for 2016 represent the annual incentive compensation payable to certain of our Named Executive Officers pursuant to their 2016 Employment Agreements and the Omnibus Plan. Specifically, because the Company’s Compensation Pre-Tax Income for 2016 was greater than $125 million, Mr. Downes was entitled to an annual incentive award equal to 4% of Compensation Pre-Tax Income, and Mr. Springer was entitled to an annual incentive award equal to 2.5% of Compensation Pre-Tax Income. Mr. Donaghy was entitled to an annual incentive award equal to 1.5% of the Company’s Compensation Net Income.

(4)	For further details regarding all other compensation contained in this column, see the “2016 All Other Compensation” table below.

2016 All Other Compensation Table

The following table sets forth amounts related to the “All Other Compensation” column in the Summary Compensation Table for the year ended December 31, 2016.

	Insurance Premiums
Name	Medical/ Dental	Life/ Disability	Long-Term Care	401(k) Match	Auto Allowance and Related Expenses	Total
Sean P. Downes	$24,716	$10,903	$2,614	$13,250	$6,231	$57,714
Jon W. Springer	$4,356	$2,276	—	$13,250	$7,477	$27,359
Stephen J. Donaghy	$26,884	$3,925	$8,851	$13,250	$6,231	$59,141
Frank C. Wilcox	—	—	—	$13,250	—	$13,250
Kimberly D. Cooper	—	—	$12,299	$13,250	$4,985	$30,534

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EXECUTIVE COMPENSATION—CONTINUED

2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the year ended December 31, 2016.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards		Estimated Future Payouts under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)		Threshold (#)	Target (#)		Maximum (#)
Sean P. Downes	1/1/2016	—		—	129,422	(1)	—	—		—	$3,000,002
	1/1/2016	$2,370,000	(2)	—	—		—	—		—	—
	2/29/2016	—		—	—		—	450,000	(3)	$19.52	$2,727,019
	2/29/2016	—		—	—		—	200,000	(4)	$19.52	$1,212,008
Jon W. Springer	1/1/2016	—		—	43,141	(1)	—	—		—	$1,000,008
	1/1/2016	$1,481,250	(2)	—	—		—	—		—	—
	2/29/2016	—		—	—		—	247,525	(3)	$19.52	$1,500,012
	2/29/2016	—		—	—		—	67,000	(4)	$19.52	$406,023
Stephen J. Donaghy	1/1/2016	—	(6)	—	—		—	—		—	—
Frank C. Wilcox	—	—		—	—		—	—		—	—
Kimberly D. Cooper	—	—		—	—		—	—		—	—
(1)	PSUs granted to Mr. Downes and Mr. Springer pursuant to the terms of their 2016 Employment Agreements. These PSUs are subject to both performance-based and time-based vesting conditions.

(2)	For Mr. Downes and Mr. Springer, this amount represents the threshold annual incentive award they would receive if the Company earned at least $79 million in Compensation Pre-Tax Income in 2016. If so, then Mr. Downes and Mr. Springer would receive a threshold amount of at least 3% and 1.875% of $79 million, respectively.

(3)	These stock options were issued pursuant to Messrs. Downes’s and Springer’s 2016 Employment Agreements. Although Mr. Downes is entitled to receive $4.4 million of stock options pursuant to his 2016 Employment Agreement, the Omnibus Plan caps the number of stock options that any individual can receive in a calendar year to 650,000; hence, in view of stock option grant given to him as a signing bonus for entering into his 2016 Employment Agreement, Mr. Downes received 450,000 stock options, or $2.7 million of stock options, pursuant to his 2016 Employment Agreement.

(4)	These stock options were granted as a signing bonus for entering into their 2016 Employment Agreements.

(5)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See notes (1) and (2) of the 2016 Summary Compensation Table above for a discussion of the relevant assumptions used in calculating these amounts.

(6)	Mr. Donaghy is entitled to receive an annual incentive award of 1.5% of the Company’s Compensation Net Income, whatever that amount happens to be. Accordingly, there is no threshold amount of this award.

22	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

2016 Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to the Named Executive Officers with regard to unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2016.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (6)
Sean P. Downes	100,000	200,000 (1)	$8.01	11/12/2020	—	—
	100,000	200,000 (2)	$24.18	6/15/2022	—	—
	—	200,000 (3)	$19.52	2/28/2026	—	—
	—	450,000 (4)	$19.52	2/28/2026	—	—
	—	—	—	—	129,422 (5)	$3,675,585
Jon W. Springer	66,667	—	$4.51	3/12/2018	—	—
	200,000	—	$7.33	7/8/2018	—	—
	—	67,000 (3)	$19.52	2/28/2026	—	—
	—	247,525 (4)	$19.52	2/28/2026	—	—
	—	—	—	—	43,141 (5)	$1,225,204
Stephen J. Donaghy	66,666	133,334 (1)	$8.01	11/12/2020	—	—
Frank C. Wilcox	8,333	16,667 (7)	$24.58	3/13/2020	—	—
Kimberly D. Cooper	8,333	16,667 (7)	$24.58	3/13/2020	—	—

(1)	The options held by Messrs. Downes and Donaghy with an exercise price of $8.01 will ratably vest on November 12, 2017 and 2018.

(2)	The options held by Mr. Downes with an exercise price of $24.18 will vest in three tranches: 75,000 shares on each of June 15, 2017 and 2018; and 50,000 options on June 15, 2019.

(3)

The options held by Messrs. Downes and Springer with an exercise price of $19.52 that were granted as a signing bonus in connection with entering into the 2016 Employment Agreements will ratably vest on February 28, 2017, 2018 and 2019.

(4)	The options held by Messrs. Downes and Springer with an exercise price of $19.52 that were granted pursuant to the 2016 Employment Agreements will ratably vest on January 15, 2017, 2018 and 2019.

(5)

The PSUs held by Messrs. Downes and Springer are subject to both performance-based and time-based vesting conditions: assuming the performance condition is satisfied, two-thirds of the PSUs will vest on January 1, 2017 and one-sixth of the PSUs on each of January 1, 2018 and 2019.

(6)	Calculated based on closing stock price of $28.40 on December 30, 2016.

(7)	The options held by Mr. Wilcox and Ms. Cooper will ratably vest on March 13, 2017 and 2018.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the Named Executive Officers concerning options exercised and stock vested during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Sean P. Downes	—	—	500,000	$9,290,000
Jon W. Springer	—	—	75,000	$1,323,000
Stephen J. Donaghy	30,000	$628,500	40,000	$705,600
Frank C. Wilcox	—	—	—	—
Kimberly D. Cooper	—	—	—	—

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EXECUTIVE COMPENSATION—CONTINUED

Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of the 2016 Employment Agreements with Messrs. Downes, Springer, Donaghy, and Wilcox.

2016 Employment Agreement with Mr. Downes

Pursuant to his 2016 Employment Agreement, Mr. Downes is entitled to receive an annual base salary of $2,217,500, which amount will not be increased or decreased during the three-year term of the agreement. Mr. Downes is entitled to receive an annual cash incentive award in 2016 if the Company’s Compensation Pre-Tax Income is not less than $79 million (the “PTI Floor”). For subsequent years, the PTI Floor will be 85% of the average of the Company’s Compensation Pre-Tax Income for the prior five calendar years. In the event the PTI Floor is met, then Mr. Downes is entitled to receive an annual cash incentive award equal to 3% of the Company’s Compensation Pre-Tax Income if such amount is greater than the PTI Floor but less than or equal to $125 million; and Mr. Downes is entitled to receive an annual cash incentive award equal to 4% of the Company’s Compensation Pre-Tax Income if the Company’s PTI Floor is greater than $125 million. Mr. Downes is also entitled to receive an annual grant of PSUs with a target value of $3 million and stock options with a grant date fair value of $4.4 million. See “2016 Compensation Components” for more information about these grants.

In the event of a change in control and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding fiscal year, subject to his execution of a general release of claims in favor of the Company. All stock options and PSUs would immediately vest and become exercisable and payable, respectively. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

If Mr. Downes is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.

If Mr. Downes becomes disabled during the term of his agreement, then the Company would be entitled to suspend his officership, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies during the term of his agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Downes’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2016 Employment Agreement with Mr. Springer

Pursuant to his 2016 Employment Agreement, Mr. Springer is entitled to receive an annual base salary of $1,340,625 in 2016, which amount will not be increased or decreased during the two-year term of the agreement. Mr. Springer is entitled to receive an annual cash incentive award in 2016 if the Company’s Compensation Pre-Tax Income in 2016 is not less than the same PTI Floor applicable to Mr. Downes’s annual cash incentive award. In the event the PTI Floor is met, then Mr. Springer is entitled to receive an annual cash incentive award equal to 1.875% of the Company’s Compensation Pre-Tax Income if such amount is greater than the PTI Floor but less than or equal to $125 million; and Mr. Springer is entitled to receive an annual cash incentive award equal to 2.5% of the Company’s Compensation Pre-Tax Income if the Company’s PTI Floor is greater than $125 million. Mr. Springer is also entitled to receive an annual grant of PSUs with a target value of $1 million and annual grant of stock options with a grant date fair value of $1.5 million, both subject to the same terms and conditions applicable to Mr. Downes’s PSUs and stock options, respectively.

In the event of a change in control and Mr. Springer is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Springer would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding fiscal year, subject to his execution of a general release of claims in favor of the Company. All stock options and PSUs would immediately vest and become exercisable and payable, respectively. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Springer receiving a higher net after-tax amount.

If Mr. Springer is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.

24	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

If Mr. Springer becomes disabled during the term of his agreement, then the Company would be entitled to suspend his officership, but Mr. Springer would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Springer is terminated due to disability or dies during the term of his agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Springer’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2016 Employment Agreement with Mr. Donaghy

Pursuant to his 2016 Employment Agreement, Mr. Donaghy is entitled to receive an annual base salary of 804,375, with any subsequent increases at the discretion of the Compensation Committee, and an annual cash incentive award equal to 1.5% of the Company’s Compensation Net Income.

In the event of a change in control and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, and all stock options would immediately vest and become exercisable. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

If Mr. Donaghy is terminated without cause or resigns for good reason, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expires on December 21, 2017, and a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, subject to his execution of a general release of claims in favor of the Company.

Mr. Donaghy’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2016 Employment Agreement with Mr. Wilcox

Pursuant to his 2016 Employment Agreement, Mr. Wilcox is entitled to receive an annual base salary of $375,000, with any subsequent increases to be determined by the Compensation Committee based on a recommendation by Mr. Downes, and an annual bonus as determined by the Compensation Committee in its sole discretion.

If Mr. Wilcox is terminated without cause, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expires on October 1, 2017, subject to his execution of a general release of claims in favor of the Company.

Mr. Wilcox’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2016 Potential Payments Upon Termination or Change in Control Table(1)

The following table presents the potential payments to which our Named Executive Officers would have been entitled to assuming a termination or change in control had occurred as of December 31, 2016.

Name	Benefit	Involuntary Termination Without Cause or for Good Reason (2)	Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)
Sean P. Downes	Base Salary	$2,217,500	$8,870,000	—	—
	Annual Incentive Award	$7,033,024	$15,008,792	$7,033,024	$7,033,024
	Equity Compensation(5)	$6,729,874	$14,369,585	—	—
	Other Post-Employment Obligations	—(6)	—	—	—
Jon W. Springer	Base Salary	$1,340,625	$5,362,500	—	—
	Annual Incentive Award	$4,395,640	$9,442,996	$4,395,640	$4,395,640
	Equity Compensation(5)	$1,747,800	$4,018,186	—	—
	Other Post-Employment Obligations	—(6)	—	—	—
Stephen J. Donaghy	Base Salary	$804,375	$1,608,750	—	—
	Annual Incentive Award	$1,514,096	—	—	—
	Equity Compensation(5)	—	$2,718,680	—	—
Frank C. Wilcox	Base Salary	$281,250	—	—	—
Kimberly D. Cooper	—	—	—	—	—

(1)	Under the terms of the 2016 Employment Agreements, if the payments and benefits to a Named Executive Officer under his respective agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the 2016 Employment Agreements.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	25

EXECUTIVE COMPENSATION—CONTINUED

(2)	The amounts in this column assume a termination of employment without “cause” or with “good reason” on December 31, 2016, and no prior change in control. With respect to Messrs. Donaghy and Springer, the amounts represent one times their then-annual rate of base salary, and their pro rata portion of their 2016 annual incentive awards, which would be 100% in the case of termination of employment on December 31, 2016. For Mr. Donaghy, these amounts represent a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his agreement, which expires on December 31, 2017, and his pro rata portion of his 2016 annual incentive award. For Mr. Wilcox, this amount represents a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his agreement, which expires on October 1, 2017.

(3)	The amounts in this column assume a termination of employment without “cause” or with “good reason” on December 31, 2016, within 24 months after a change in control. With respect to Messrs. Downes and Springer, the amounts represent the sum of (i) four times their then-annual rate of base salary, and (ii) two times their 2015 annual incentive awards. With respect to Mr. Donaghy, this amount represents 24 months’ base salary.

(4)	The amounts in this column represent Messrs. Downes’s and Springer’s pro rata portion of their 2016 annual incentive awards.

(5)	Includes the “intrinsic value” as of December 31, 2016 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 30, 2016, $28.40, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2016, see the 2016 Outstanding Equity Awards at Year-End table above.

(6)	Mr. Downes and Mr. Springer are also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard D. Peterson

Michael A. Pietrangelo

Joel M. Wilentz, M.D.

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2016.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	1,249,012	$11.23	2,518,131
Equity compensation plans not approved by security holders	—	—	—

Total	1,249,012	$11.23	2,518,131
(1)	Plans previously approved by the shareholders include the Omnibus Plan.

26	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

ITEM 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement on pages 16 to 26 (the “Say on Pay Vote”). Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

We believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its shareholders. The program is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holding, Inc.’s named executive officers, as described in this Proxy Statement on pages 16 to 26.”

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4: ADVISORY VOTE TO APPROVE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS’ COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to vote on the frequency of future advisory votes on named executive officers’ compensation. We last asked our shareholders to vote on the frequency with which they believe advisory votes on named executive officers’ compensation should occur at our 2011 Annual Meeting. At that time, our shareholders voted in favor of the submission of the Company’s executive compensation to our shareholders for approval on a non-binding basis every three years. Our Board adopted this approach and the Company has had say on pay votes every three years, the last occurring at the 2014 Annual Meeting. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on named executive officers’ compensation is non-binding on the Board, and the option that receives the greatest number of votes cast by our shareholders will be considered when determining the frequency of future advisory votes on our named executive officers’ compensation.

The Board understands that there are different views as to what is an appropriate frequency for advisory votes on named executive officers’ compensation. The Board believes that holding the advisory vote on named executive officers’ compensation EVERY THREE YEARS provides shareholders with a sufficient opportunity to provide their views on the Company’s executive compensation program. Senior management already conducts a robust shareholder outreach program on executive compensation issues. In addition, in the Board’s view, EVERY THREE YEARS

•	aligns more closely with Company’s long-term award cycles, terms of executive employment agreements and Company’s long-term approach toward executive compensation;

•

gives shareholders an opportunity to monitor and evaluate the effectiveness of significant changes to and the long-term components of the executive compensation program (which often require more than a single year to evaluate);

•	discourages shareholders’ short-term thinking with respect to executive compensation;

•	avoids reactionary shareholder votes responding to short-term stock price drops, unusual Company events or fluctuations in financial results due to weather-related catastrophe events; and

•

provides all shareholders (both retail and institutional) with a more realistic ability to analyze every company’s executive compensation plan in their portfolios, as they may not have the resources to conduct an annual analysis.

THE BOARD RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS’ COMPENSATION EVERY THREE YEARS.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	27

EXECUTIVE COMPENSATION—CONTINUED

ITEM 5: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SET FORTH IN THE UNIVERSAL INSURANCE HOLDINGS, INC. 2009 OMNIBUS INCENTIVE PLAN FOR PURPOSES OF SECTION 162(M) OF THE CODE

At the 2012 Annual Meeting, shareholders last approved the material terms of performance goals to be used by the Compensation Committee for awarding certain compensation to executives. The Board is now requesting that shareholders re-approve the same material terms of the performance goals so that the Company can continue to have a shareholder-approved arrangement under which certain compensation awarded to executives may qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Under the Omnibus Plan, employees, directors and consultants are eligible to receive incentive awards. The Compensation Committee considers factors it deems pertinent in selecting participants and in determining the type and amount of their respective awards. Currently, the Omnibus Plan authorizes the granting of incentive awards for up to 10,200,000 shares of common stock. As of April 17, 2017, 1,632,811 shares of common stock remained available for awards under the Omnibus Plan.

The material terms of the Omnibus Plan are not being changed. No new shares are being proposed or requested for the Omnibus Plan. The Board is requesting that the same list of performance goals in the Omnibus Plan approved for purposes of Section 162(m) of the Code in 2012 be re-approved in 2017.

Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” for purposes of Section 162(m) of the Code generally include our Named Executive Officers (other than the Chief Financial Officer). Compensation that qualifies as “performance-based” is not subject to the $1 million limit. In general, one of the requirements that must be satisfied for compensation to qualify as “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders, generally at least once every five years. For purposes of Section 162(m) of the Code, the material terms of the performance goals generally include (i) the individuals eligible to receive compensation upon achievement of performance goals, (ii) a description of the business criteria on which the performance goals may be based and (iii) the maximum amount that can be paid to an individual upon attainment of the performance goals. Although shareholder approval of the performance goals will provide flexibility to grant awards that qualify as “performance-based” compensation under Section 162(m) of the Code, we retain the ability to grant awards that do not qualify as “performance-based” compensation under Section 162(m) of the Code.

The Company’s executive officers (those employees who are required to file reports under Section 16 of the Exchange Act) would be subject to the performance goals described in this proposal. Although Section 162(m) of the Code limits deductibility only for compensation paid to a sub-set of this group, we may apply the performance goals to all executive officers in the event that any of them becomes a covered employee under Section 162(m) of the Code.

If the Compensation Committee intends to qualify an award as “performance-based” compensation under Section 162(m) of the Code, the pre-established performance goal or goals selected by the Compensation Committee may be based on the attainment of specified levels of performance based on such business criteria and other measures of performance as the Compensation Committee deems appropriate. Such business criteria and other measures of performance may include:

•	Operating income

•	Operating profit (earnings from continuing operations before interest and taxes)

•	Earnings per share

•	Share price

•	Net income

•	Income before taxes

•	Pre-tax net income

•	Return on investment

•	Return on a specified investment

•	Return on a specified investment portfolio

•	Return on working capital

•	Return on shareholders’ equity

•	Total shareholder return

•	Economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital)

•	Policy count

•	Number of states in which our Company operates

•	Quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities

The material features of the Omnibus Plan are summarized below.

Administration

The Omnibus Plan is administered by the Compensation Committee. The Compensation Committee has the authority, within the limits of the express provisions of the Omnibus Plan, to interpret the provisions of the Omnibus Plan, to establish and modify its administrative rules, to determine the individuals to whom awards will be granted, and to determine the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Compensation Committee may delegate its authority under the Omnibus Plan to a subcommittee of the Compensation Committee or to such officers or employees of the Company, as the Compensation Committee deems appropriate.

28	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

Types of Awards

Awards under the Omnibus Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of Common Stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards.

Stock Options. The Compensation Committee may grant to a participant options to purchase Common Stock that qualify as incentive stock options for purposes of Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise, will be determined by the Compensation Committee.

The exercise price for stock options will be determined by the Compensation Committee in its discretion; provided, however, that in no event may the exercise price be less than 100% of the fair market value of one share of the Common Stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of Common Stock on the date the stock option is granted.

Incentive stock options must be exercised within a period fixed by the Compensation Committee that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise period may not exceed five years. The Omnibus Plan provides for earlier termination of stock options upon the participant’s termination of service, unless extended by the Compensation Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Compensation Committee’s discretion, payment of the exercise price for shares of Common Stock on the exercise of stock options may be made in cash, shares of the Common Stock held by the participant or in any other form of consideration acceptable to the Compensation Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Compensation Committee may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the SAR exercise price, times (ii) the number of shares of Common Stock with respect to which the SAR is exercised. The exercise price for a SAR will be determined by the Compensation Committee in its discretion, but may not be less than 100% of the fair market value of one share of the Common Stock on the date when the SAR is granted. Upon exercise of a SAR, payment may be made in cash, shares of the Common Stock or a combination of cash and shares.

Restricted Shares and Restricted Units. The Compensation Committee may award to a participant shares of Common Stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

The Compensation Committee also may award to a participant units representing the right to receive shares of Common Stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted units”). The terms and conditions of restricted share and restricted unit awards are determined by the Compensation Committee.

Performance Awards. The Compensation Committee may grant performance awards to participants under such terms and conditions as the Compensation Committee deems appropriate. A performance award entitles a participant to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of Common Stock or a combination thereof, as determined by the Compensation Committee.

Award periods will be established at the discretion of the Compensation Committee. The performance targets will also be determined by the Compensation Committee. With respect to participants subject to Section 162(m) of the Code, the applicable performance targets will be established, in the Compensation Committee’s discretion, based on one or more of the Performance Goals listed above.

The Performance Goals may be measured with respect to the Company or any one or more of its subsidiaries, divisions or affiliates, either in absolute terms, as compared to another company or companies or an index established or designated by the Compensation Committee, or subject to such objective adjustment factors established by the Compensation Committee at the time the award is granted. To the extent that a participant is not subject to Section 162(m) of the Code, when circumstances occur that cause predetermined performance targets to be an inappropriate measure of achievement, the Compensation Committee, at its discretion, may adjust the performance targets or the amount or value of the performance award.

Other Stock-Based Awards. The Compensation Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted units, or performance awards. The terms and conditions of each other stock-based award will be determined by the Compensation Committee. Payment under any other stock-based awards will be made in Common Stock or cash, as determined by the Compensation Committee.

Cash Incentive Awards. The Compensation Committee may grant cash-based incentive compensation awards, which would include performance-based annual cash incentive compensation to be paid to covered employees subject to Section 162(m) of the Code. The terms and conditions of each cash-based award will be determined by the Compensation Committee. The following material terms will be applicable to performance-based cash awards granted to covered executives subject to Section 162(m):

•

The class of persons covered consists of those senior executives of the Company who are from time to time determined by the Compensation Committee to be “covered employees” for purposes of Section 162(m) of the Code.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	29

EXECUTIVE COMPENSATION—CONTINUED

•

The targets for annual incentive payments to covered employees will consist of one or more of the Performance Goals discussed above. Such performance targets will be established by the Compensation Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Code.

•

In administering the incentive program and determining incentive awards, the Compensation Committee will not have the flexibility to pay a covered employee more than the incentive amount indicated by his or her attainment of the performance target under the applicable payment schedule. The Compensation Committee will have the flexibility, based on its business judgment, to reduce this amount.

•

The Compensation Committee may require that a portion of any amount payable in respect of an award be deferred for a period specified at the time the award is granted. The Compensation Committee may also allow a participant to elect to defer amounts payable in respect of an award.

•	The cash incentive compensation feature of the Omnibus Plan does not preclude the Board or the Compensation Committee from approving other incentive compensation arrangements for covered employees.

Dividend Equivalents. The Compensation Committee may provide for the payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an award under the Omnibus Plan.

Eligibility and Limitation on Awards

The Compensation Committee may grant awards to any employee, director, consultant or other person providing services to the Company or its affiliates.

The maximum awards that can be granted under the Omnibus Plan to a single participant in any calendar year will be subject to the following limits:

•	650,000 shares of Common Stock in the form of options or SARs;

•	650,000 shares of Common Stock in the form of restricted stock, restricted stock units, performance awards or other stock-based awards denominated in shares; and

•	$10,000,000 in the form of other stock-based awards not denominated in shares and cash-based incentive awards.

Shares Subject to the Omnibus Plan

An aggregate of 10,200,000 shares of the Common Stock have been reserved for issuance under the Omnibus Plan. The shares to be offered under the Omnibus Plan shall be authorized and unissued Common Stock or issued Common Stock that has been reacquired by the Company.

With respect to awards made under the Omnibus Plan, shares of Common Stock underlying awards that are forfeited or canceled (as a result, for example, of the lapse of an option or a forfeiture of restricted stock), as well as any shares surrendered to or withheld by the Company in payment or satisfaction of the exercise price of a stock option or tax withholding obligation with respect to an award, will be available for additional grants under the Omnibus Plan.

Anti-Dilution Protection

In the event of any corporate event or transaction that results in a change in our capital structure, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the Compensation Committee is empowered to make such equitable adjustments with respect to awards or any provisions of the Omnibus Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of Common Stock subject to the Omnibus Plan, the number of shares of Common Stock subject to and the exercise price of an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

Amendment and Termination

The Board may, at any time, amend the Omnibus Plan, provided that no such action by the Board may be taken (i) without the affirmative approval of our shareholders if so required by applicable law or the rules of any stock exchange which lists the Common Stock or our voting securities, or (ii) that adversely affects any rights or obligations with respect to any awards theretofore made under the Omnibus Plan without the consent of the recipient. Notwithstanding the foregoing, an outstanding option or SAR may not be (i) amended to reduce its exercise price or (ii) terminated and replaced with a substitute award if the effect of such termination and substitution is to reduce the exercise price, without the approval of the Company’s shareholders. The Board shall have the right and the power to terminate the Omnibus Plan at any time; provided, that no such termination adversely affects the rights of a participant of an award granted under the plan. No awards may be made under the Omnibus Plan after the tenth anniversary of its effective date. Certain provisions of the Omnibus Plan relating to performance-based awards under Section 162(m) of the Code will expire on the fifth anniversary of the effective date.

Federal Income Tax Consequences

The federal income tax consequences of the issuance and exercise of awards under the Omnibus Plan are as described below. The following information is only a summary of the tax consequences of the awards, and participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options. A participant who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the incentive stock option. If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option (required statutory “holding period”), (i) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (ii) the Company will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not

30	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (a) the excess of the fair market value of the shares at the time of exercise over the option price, and (b) the gain on the sale. Also in that case, the Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss.

The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the Omnibus Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted SARs will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, (i) the participant will recognize ordinary income equal to the amount received (increase in the fair market value of each share of Common Stock from the date of grant of the SAR to the date of exercise); and (ii) the Company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Shares. A participant will not be taxed on the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Section 83(b) of the Code to include in income the fair market value of the restricted shares as of the date of such transfer. The Company will be entitled to a corresponding deduction. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the employee as dividends and will not be deductible by the Company.

Restricted Units. A participant will normally not recognize taxable income upon an award of restricted units, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the Common Stock received and the Company will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Cash-Based Awards. Normally, a participant will not recognize taxable income upon the grant of performance awards, other stock-based awards and cash-based awards. Subsequently, when the conditions and requirements of the grants have been satisfied and the payment determined, any cash received and the fair market value of any Common Stock received will constitute ordinary income to the participant. The Company also will then be entitled to a deduction in the same amount.

Tax Deductibility of Certain Performance-Based Awards under the Omnibus Plan. Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes our Named Executive Officers. Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by our shareholders. Accordingly, in order to maintain the Company’s ability to fully deduct certain incentive compensation paid pursuant to the Omnibus Plan, approval of the Omnibus Plan will qualify as approval of the material terms, including the Performance Goals discussed in the section titled “Restricted Shares and Restricted Units” above, under which qualifying performance-based compensation is to be paid.

Recovery of Compensation in Connection with Financial Restatements

If the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a participant shall be required to reimburse the Company for any amounts earned or payable with respect to an award to the extent required by and otherwise in accordance with applicable law and any Company policies adopted or implemented by the Board or the Compensation Committee from time to time.

THE BOARD RECOMMENDS A VOTE FOR RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SET FORTH IN THE UNIVERSAL INSURANCE HOLDINGS, INC. 2009 OMNIBUS INCENTIVE PLAN FOR PURPOSES OF SECTION 162(M) OF THE CODE.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	31

AUDIT MATTERS

AUDIT MATTERS

Independent Auditor

The Audit Committee retained Plante & Moran, PLLC (“Plante & Moran”) to audit our consolidated and combined financial statements for 2016. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2016. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2016, the Audit Committee approved Plante & Moran’s provision of tax services, based on its conclusion that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran, PLLC for the years ended December 31, 2016 and 2015.

	For the Years Ended December 31,
	2016	2015
Audit fees	$732,000	$701,500
Audit-related fees	$6,485	$13,455
Tax fees	$72,250	$61,300
All other fees	—	—
Total fees	$810,735	$776,255

In the above table, in accordance with SEC rules, “Audit” fees are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2016 and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of 2016, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Tax” fees are fees for tax compliance, tax advice and tax planning.

ITEM 6: RATIFICATION OF SELECTION OF PLANTE & MORAN PLLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2017

We are asking our shareholders to ratify the selection of Plante & Moran as our independent registered public accounting firm for 2017. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2017, and Plante & Moran is currently our independent registered public accounting firm.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

32	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

AUDIT MATTERS—CONTINUED

Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2016, which include the balance sheets of the Company as of December 31, 2016 and 2015, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2016, 2015 and 2014 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under the applicable rules of the SEC and NYSE.

The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, PLLC, our independent registered public accounting firm for 2016, the matters required to be discussed in accordance with Auditing Standard No. 1301: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee received written disclosures and the letter from Plante & Moran, PLLC required by PCAOB Rule 3526, which relates to the accountant’s independence from the Company and its related entities, and discussed with Plante & Moran, PLLC its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

THE AUDIT COMMITTEE

Darryl L. Lewis

Richard D. Peterson

Ozzie A. Schindler

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	33

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. Transactions between the Company and any of our executive officers or directors, and their respective family members, require the approval of a majority of disinterested directors. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Dennis J. Downes, the father of Sean P. Downes, our Chairman and Chief Executive Officer, became an employee of the Company as of November 30, 2013. As Senior Vice President of Claims, Mr. Downes is entitled to an annual base salary of $250,000 and an annual performance bonus. Mr. Downes received $359,615 in salary and bonus in 2016.

Matthew J. Palmieri is the son of Ralph J. Palmieri, a director of the Company. Matthew Palmieri is the President of Blue Atlantic, a wholly-owned subsidiary of the Company; he joined the Company in June 2006. Mr. Ralph Palmieri was first appointed to the Board in 2014. In 2016, pursuant to an employment agreement with Blue Atlantic, Mr. Matthew Palmieri was entitled to receive an annual base salary of $385,000 and an annual bonus at the discretion of Blue Atlantic. Mr. Palmieri is entitled to participate in benefit plans generally available to Blue Atlantic employees in similar positions and in equity incentive plans available to Blue Atlantic employees, including the Omnibus Plan. Mr. Palmieri is also entitled to receive an automobile allowance and life insurance benefits. In 2016, Mr. Palmieri received $593,077 in salary and bonus.

34	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

BENEFICIAL OWNERSHIP

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 17, 2017 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

Ownership of Series A Preferred Stock

As of April 17, 2017, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class

Phylis R. Meier	9,975	100%
(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	35

BENEFICIAL OWNERSHIP—CONTINUED

Ownership of Common Stock

As of April 17, 2017, the following table sets forth information regarding the number and percentage of shares of common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Beneficial Owners of More than 5% of Our Common Stock
The Vanguard Group (4)	3,954,607	11.3%
BlackRock, Inc. (5)	3,819,939	10.9%
Named Executive Officers and Directors
Sean P. Downes (6)	1,815,363	5.2%
Jon W. Springer (7)	730,562	2.1%
Stephen J. Donaghy (8)	481,402	1.4%
Joel M. Wilentz, M.D. (9)	248,623	*
Frank C. Wilcox (10)	110,990	*
Michael A. Pietrangelo (11)	109,248	*
Ozzie A. Schindler (12)	76,000	*
Ralph J. Palmieri (13)	34,000	*
Richard D. Peterson (14)	30,780	*
Darryl L. Lewis (15)	21,325	*
Kimberly D. Cooper (16)	16,666	*
Scott P. Callahan (17)	15,000	*
Executive officers and directors as a group (12 people) (18)	3,689,959	10.5%
(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)

A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 17, 2017, upon the exercise of stock options or conversion of preferred stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options and preferred stock that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from April 17, 2017, have been exercised or converted.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by Vanguard Group Inc. At that time, The Vanguard Group reported sole voting power as to 57,765 shares, sole dispositive power as to 3,896,596 shares and shared dispositive power as to 58,011 shares. At that time, The Vanguard Group also listed its address as 100 Vanguard Blvd, Malvern, PA 19355.

(5)

Based solely on a Schedule 13G/A filed with the SEC on January 17, 2017 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 3,741,861 shares and sole dispositive power as to 3,819,939 shares and listed its address as 55 East 52nd Street, New York, NY 10055.

(6)	Includes options held by Mr. Downes to purchase an aggregate of 491,666 shares of common stock.

(7)	Includes options held by Mr. Springer to purchase an aggregate of 371,508 shares of common stock.

(8)	Includes options held by Mr. Donaghy to purchase an aggregate of 66,666 shares of common stock.

(9)	Includes options held by Dr. Wilentz to purchase an aggregate of 20,000 shares of common stock.

(10)	Includes options held by Mr. Wilcox to purchase an aggregate of 16,666 shares of common stock.

(11)	Includes options held by Mr. Pietrangelo to purchase an aggregate of 65,000 shares of common stock.

(12)	Includes options held by Mr. Schindler to purchase an aggregate of 20,000 shares of common stock.

(13)	Includes options held by Mr. Palmieri to purchase an aggregate of 30,000 shares of common stock.

(14)	Includes options held by Mr. Peterson to purchase an aggregate of 30,000 shares of common stock.

(15)	Includes options held by Mr. Lewis to purchase an aggregate of 20,000 shares of common stock.

(16)	Consists of options held by Ms. Cooper to purchase an aggregate of 16,666 shares of common stock.

(17)	Includes options held by Mr. Callahan to purchase an aggregate of 10,000 shares of common stock.

(18)	See footnotes (2) and (6) – (17) above.

36	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

INFORMATION CONCERNING OUR ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

INFORMATION CONCERNING OUR ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

General Information

A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, as proxy for our shareholders at the meeting.

Attendance at the Meeting

You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.

How to Vote

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

Shareholders of Record. Shareholders of record can vote in any one of four ways:

•

Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.

Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record, in the form of a Voting Instruction Form that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement.

Shareholders Entitled to Vote

The record date for the meeting is April 17, 2017. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.

The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	34	35,072,667
Series A Preferred Stock	1	9,975

Quorum Requirements

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.

Revoking a Proxy

After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•

appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results

An independent inspector will certify the results of the vote regarding the election of directors.

How to Vote for Each Item at the Annual Meeting

With respect to Item 1, the Election of Directors, you may either (i) vote in favor of all nominees; (ii) vote in favor of specific nominees; (iii) withhold your vote with respect to all nominees; or (iv) withhold your vote with respect to specific nominees.

With respect to Items 2, 3, 5 and 6, you may vote “For” or “Against” such items or you may “Abstain” from voting.

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	37

INFORMATION CONCERNING OUR ANNUAL MEETING, VOTING AND SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING—CONTINUED

With respect to Item 4, you may vote for “Every year,” “Every 2 years” or “Every 3 years” or you may “Abstain” from voting.

Votes Required to Pass Each Item

For the election of directors, the ten nominees who receive the greatest number of affirmative “For” votes at the meeting will be elected as directors. Each other matter submitted to the shareholders, other than Item 4, requires the affirmative vote of a majority of the votes entitled to vote and represented at the 2017 Annual Meeting.

Board Voting Recommendations for Each Item

The Board recommends that you vote your shares:

•	“FOR” election of each of the director nominees to the Board (Item 1)

•	“FOR” approval of bylaw amendment to adopt majority voting (Item 2)

•	“FOR” approval of compensation paid to our Named Executive Officers (Item 3)

•	“EVERY THREE YEARS” for approval of frequency of future advisory votes on Named Executive Officers’ compensation (Item 4)

•

“FOR” re-approval of the material terms of the performance goals set forth in the Universal Holdings, Inc. 2009 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (Item 5)

•	“FOR” ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2017 fiscal year (Item 6)

If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.

Abstentions and Broker “Non-Votes”

Abstentions and broker non-votes are included in determining whether a quorum is present.

Abstentions are shares represented at the meeting and will have the same effect as votes cast against a proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular item because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2017 fiscal year (Item 6) is considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. However, each of the other items is not considered to be a routine matter under NYSE rules, and brokers will not be permitted to vote on Items 1 through 5 if the beneficial owners fail to provide voting instructions.

Costs for Proxy Solicitations

We will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile, provided that they do not receive compensation for doing so.

Cameras and Recording Equipment Prohibited

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

Householding

As permitted by the federal securities laws, only one copy of this Proxy Statement, the Annual Report and the Notice of 2017 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Stephen J. Donaghy, Secretary, 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

Where Can You Find More Information/Availability of Proxy Materials

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.

THE NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, ARE FIRST EXPECTED TO BE POSTED TOGETHER TO HTTP://WWW.PROXYVOTE.COM ON APRIL 28, 2017.

Shareholder Proposal Deadline for 2018 Annual Meeting of Shareholders

Proposals that shareholders intend to present at the 2018 Annual Meeting must be received by the Company no later than December 19, 2017 to be considered for inclusion in the proxy statement for the 2018 Annual Meeting.

38	UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement

OTHER MATTERS

OTHER MATTERS

The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Donaghy, Secretary

April 28, 2017

UNIVERSAL INSURANCE HOLDINGS, INC.	Proxy Statement	39